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                                                                     EXHIBIT 5


                                              March 18, 1997



Cardinal Health, Inc.
5555 Glendon Court
Dublin, OH  43016

Gentlemen:

     I have acted as counsel to Cardinal Health, Inc., an Ohio corporation (the "Company"), in connection with Post-Effective Amendment No. 1 on Form S-8 to the Company's Registration Statement on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the issuance of up to 748,029 Common Shares, without par value (the "Common Shares"), of the Company pursuant to the following plans (collectively, the "Plans") of Owen Healthcare, Inc.: 1987 Stock Option Plan, 1992 Stock Option Plan, 1992 Nonemployee Directors' Stock Option Plan, and 1996 Stock Option Plan.

     In connection with the foregoing, I have examined: (a) the Amended and Restated Articles of Incorporation, as amended, and Restated Code of Regulations, as amended, of the Company, (b) the Plans, and (c) such records of the corporate proceedings of the Company and such other documents as I deemed necessary to render this opinion.

     Based on such examination, I am of the opinion that the Common Shares available for issuance under the Plans, when issued, delivered and paid for in accordance with the terms and conditions of the Plans, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement and the reference to me in Item 5 of Part II of the Registration Statement.

                                Very truly yours,


                                /s/ Paul S. Williams
                                Paul S. Williams, Esq.






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